Exhibit 99.3

Exhibit 3

FREE TRANSLATION OF

POWER OF ATTORNEY

I, the undersigned,

Mr. Arnaud CAUDOUX, born on December 16, 1970 in Lille (North), a French national, located at 27-31 avenue du Général Leclerc in Maisons-Alfort (94710) (the “Delegator”), acting in accordance with the power of attorney of November 3, 2015 granted by Mr. Pierre LEPETIT, chairman and director of the public institution Bpifrance, an industrial and commercial public institution, headquartered at 27-31 avenue du Général Leclerc in Maisons-Alfort (94710), registered with the Trade and Companies register of Créteil under number 483 790 069,

(hereafter, the “Public Institution”)

delegate to Miss Sophie PAQUIN, born on October 19, 1977 in Paris (14th), a French national, located at 27-31 avenue du Général Leclerc in Maisons-Alfort (94710), Director of Legal Affairs of the company Bpifrance Investissement (the “Delegate”), the power to proceed with any action before the Autorité des Marchés Financiers or with any other Relevant Authority, including foreign, if applicable, including any declaration of the crossing of a threshold and, if applicable, of intent, as well as any declaration of the crossing of a statutory threshold, and within this context to take all necessary related actions.

In furtherance of the above, make and execute all certificates and documents, and generally to take all necessary actions.

The delegate shall act in the interest of the Public Institution and agrees to respect the applicable regulations, the provisions of the by-laws and to comply with any existing internal procedures.

This power of attorney was conferred in the presence of the above designated holder, who expressly declares the acceptance of the mandates thus conferred.

This power of attorney has been established for an indefinite period. It may be modified or revoked at any time at the initiative of the delegator.

In any event, this power of attorney will end when the power of attorney granted to the delegator on November 3, 2015 by Mr. Pierre LEPETIT expires.

Signed at Maison-Alfort, on November 4, 2015, in two (2) original copies,

Good for power of attorney,	Good for acceptance of power of attorney,

/s/ Arnaud Caudoux	/s/ Sophie Paquin
The Delegator(1) Mr. Arnaud CAUDOUX	The Delegate(2) Miss Sophie PAQUIN

(1)  Signature preceeded by “Good for power of attorney”

(2)  Signature preceeded by “Good for acceptance of power of attorney”